EXHIBIT 4.1

AMENDMENT NO. 1 TO

NOTE PURCHASE AGREEMENT

This Amendment (the “Amendment”) to the convertible promissory notes issued by Loop Industries, Inc., a Nevada corporation (the “Company”) on January 15, 2019 and January 21, 2019 pursuant (the “January 2019 Notes”) to a Note and Warrant Purchase Agreement date January 15, 2019 (the “Purchase Agreement”) among the Company and the person or entities on Schedule I thereto (the “Investor”) is made and entered into effective as of April __, 2019, by and among the Company and the Investor. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the respective meanings assigned to them in the January 2019 Notes.

RECITALS

A. The Company and Investor desire to amend the terms of the January 2019 Notes.

B. Pursuant to Section 5(a) of the Purchase Agreements, any provision of the Purchase Agreement or the January 2019 Notes may be amended upon a written consent of the Company and Investor.

E. Pursuant to Section 6(b) of the January 2019 Notes, the January 2019 Notes may be amended upon a written consent of the Company and Investor.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment of the January 2019 Notes. A new Section 4(e) shall be added to the January 2019 Notes as follows

“(e) Notwithstanding the above, in the event that conversion of any Note held by any Investor pursuant to any of the scenarios described in Section 4(a) through Section 4(d) above (the “Conversion Value”), aggregated with any shares issued by the Company in connection with (x) the conversion of the Company’s promissory notes and the exercise of the warrants issued pursuant to a Note and Warrant Purchase Agreement dated as of November 13, 2018 among the Company and the person or entities listed on Schedule I thereto, (y) the conversion of the Company’s promissory notes and the exercise of the warrants issued pursuant to a Note and Warrant Purchase Agreement dated as of January 15, 2019, among the Company and the person or entities listed on Schedule I thereto (including this Note), and (z) the Purchase Agreement dated as of February 27, 2019 (such shares issued or issuable pursuant to (x), (y) and (z), the “Capped Shares”), would result in the Company being required to issue an amount of Capped Shares that would represent more than 19.9% of the outstanding Common Stock of the Company, then only that portion of the Conversion Value resulting in the issuance of Capped Shares representing up to 19.9% of the outstanding Common Stock of the Company shall be converted, and the remaining amount of the Conversion Value shall be repaid in cash.”

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2. Miscellaneous.

(a) Governing Law. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law provisions of the State of New York or any other state.

(b) Full Force and Effect. Except as specifically set forth herein, the Purchase Agreement and the January 2019 Notes shall remain in full force and effect.

(c) Entire Agreement. This Amendment, together with the Purchase Agreement and the January 2019 Notes, represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understanding between the parties with respect to the subject matter herein.

(d) Severability. If any provision of this Amendment shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(e) Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement. Electronic signatures and facsimile copies of signed signature pages will be deemed binding originals.

(Signature page follows.)

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the Effective Date.

COMPANY:

LOOP INDUSTRIES, INC. a Nevada corporation

By:
Name:	Daniel Solomita
Title:	Chief Executive Officer

(Signature Page to Amendment)

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment as of the Effective Date.

INVESTOR:

By:
Name:

(Signature Page to Amendment)

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